UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2012

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8170 Maple Lawn Boulevard, Suite 180 Fulton, MD		20759
(Address of principal executive offices)		(Zip Code)

(301) 323-9000

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2012, San W. Orr, III was appointed to the Board of Directors (the “Board”) of Colfax Corporation (the “Company”). In connection with this appointment, the size of the Board was increased from nine to ten members.

Mr. Orr is a Partner and the Chief Operating Officer of BDT Capital Partners, LLC (“BDT Capital”), the ultimate parent company of the BDT Investor (as defined below) and an affiliate of BDT & Company, LLC. Mr. Orr was designated for election to the Company’s Board pursuant to the Company’s Amended and Restated Certificate of Incorporation, which provides the BDT Investor the right, among other things, to exclusively nominate for election to the Board and certain of its committees (subject to applicable law and the listing requirements of the New York Stock Exchange) up to 2 of 11 directors, depending on the beneficial ownership of the BDT Investor (and certain of its permitted transferees) of the Company’s securities from time to time. Mr. Orr has not been named to any committees of the Board.

In connection with the Company’s acquisition of the entire share capital of Charter International plc (the “Acquisition”), the Company on September 12, 2011 entered into a securities purchase agreement with BDT CF Acquisition Vehicle, LLC (the “BDT Investor”), pursuant to which the Company on January 24, 2012 sold to the BDT Investor (i) 14,756,945 shares of the Company’s common stock at a purchase price of $23.04 per share, and (ii) 13,877,522 shares of newly-created Series A perpetual convertible preferred stock (“Preferred Stock”) at a purchase price of $24.50 per share, for an aggregate of $680 million. As the holder of the Company’s Preferred Stock, the BDT Investor is entitled to receive cumulative cash preferred dividends, payable quarterly, at a per annum rate of 6% of the liquidation preference (defined as $24.50), provided that the dividend rate shall be increased to a per annum rate of 8% if the Company fails to pay the full amount of any dividend required to be paid on such shares until the date that full payment is made. Pursuant to the securities purchase agreement, the Company on January 24, 2012 entered into a registration rights agreement with the BDT Investor, among others, pursuant to which the Company will file a registration statement covering the resale of common stock issued to the BDT Investor (including the shares issuable upon conversion of the Series A Preferred Stock) and under which the BDT Investor has demand registration rights and piggyback registration rights under certain circumstances.

The Company paid a total of $26.35 million in fees to BDT & Company, LLC in connection with the Acquisition (consisting of $12.5 million in merger and acquisition fees, $11.9 million in equity placement fees, $1.7 million in commitment fees and $250,000 in related expenses). BDT & Company, LLC served as the Company’s financial advisor and placement agent and is an affiliate of BDT Capital and the BDT Investor.

Additional details regarding the Acquisition are provided in the Company’s proxy statement filed on December 19, 2011 with the Securities and Exchange Commission on Schedule 14A.

Consistent with the terms of the Company’s director compensation package for non-employee directors, Mr. Orr received a grant of 5,556 restricted stock units upon his appointment to the Board. These restricted stock units will vest in three equal installments on the first three anniversaries of the grant date and will be delivered upon termination of service from the Board. Mr. Orr also will receive an annual cash retainer of $35,000 and an annual equity award of $60,000 in restricted stock units at the time of the Company’s annual meeting of stockholders, which award will vest in three equal installments on the first three anniversaries of the grant date. The Board has approved a director deferred compensation plan which will allow Mr. Orr to defer the delivery of his annual equity award and to receive, at his discretion, deferred stock units in lieu of his annual cash retainer and meeting fees.

In connection with Mr. Orr’s appointment to the Board, he and the Company have entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which was previously filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 (File No. 333-148486).

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a press release of Colfax Corporation issued on February 22, 2011, announcing Mr. Orr’s appointment to the Board.

Item 9.01.	Financial Statements and Exhibits.

The following is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Colfax Corporation press release dated February 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2012	COLFAX CORPORATION

	By:	/s/ C. Scott Brannan
		Name:	C. Scott Brannan
		Title:	Senior Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Colfax Corporation press release dated February 22, 2012.